Pricing Supplement No. 1 dated May 16, 2006                                                                                   Filed under Rule 424(b)(3)
(to Prospectus dated May 5, 2006                                                                                                                     File No. 333-130584
and Prospectus Supplement dated May 5, 2006)

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $25,000,000	Floating Rate Notes: ☐	Fixed Rate Notes: ☒
Original Issue Date: May 26, 2006	Closing Date: May 26, 2006	CUSIP Number: 78442F DZ 8
Maturity Date: June 13, 2036	Option to Extend ☒ No Maturity: ☐ Yes If Yes, Final Maturity Date:	Specified Currency: U.S. Dollars

Redeemable in whole or in part at the option of the Company:	☐ No ☒ Yes	Redemption Price:	100% of the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption.
		Redemption Dates:	June 15, 2011 and each June 15th and December 15th thereafter during the term of the Notes upon at least 10 business days written notice to holders of the Notes.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:
Interest Rate: 6.720%.	Interest Payment Dates:	Each June 15th and December 15th during the term of the Notes, unless earlier redeemed, beginning June 15, 2006, subject to adjustment in accordance with the following business day convention.

Deutsche Bank Securities

May 16, 2006

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
6.720% Callable Medium Term Notes, Series A, due June 13, 2036	$25,000,000	$2,675.00

(1) The Registrant is offsetting the $2,675.00 registration fee with respect to the securities offered by means of this pricing supplement against registration fees carried forward which have not yet been utilized in the amounts of: (i) $8,099.86 attributable to $88,042,000 aggregate initial offering price of securities that were previously registered (at a rate of $92 per $1,000,000), but not sold under, Registration Statement No. 333-90316 filed on June 12, 2002 and (ii) $117.70 paid by the Registrant in connection with the filing of Registration Statement No. 333-127126, which was withdrawn pursuant to Rule 477(a). $5,542.56 of the registration fees carried forward remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Interest Accrual Method: 30/360	Interest Periods:

From and including the Closing Date or each June 15th and December 15th thereafter, as the case may be, to and including the next succeeding June 14th and December 14th, as the case may be, unless earlier redeemed, with no adjustment to period end dates for accrual purposes.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, National Association formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.
Agent:	Deutsche Bank Securities Inc. is acting as underwriter in connection with this issuance.
Issue Price:	100.0%.
Agent’s Commission:	0.0%.
Net Proceeds:	$25,000,000.
Concession:	N/A.
Reallowance:	N/A.
CUSIP Number:	78442F DZ 8.
ISIN Number:	US78442FDZ80.

An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation
nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 120